Exhibit 99.1

Robert C. Blattberg
35 Watergate Drive
Sarasota, FL 34236

December 21, 2009

Mr. J. Stanley Frederick
Mannatech, Inc
600 S. Royal Lane
Coppell, TX 75019

Dear Stan:

This letter is to notify you that I am resigning from the Board of Mannatech, Inc. immediately.  I appreciate the opportunity you and the other Board members gave me to serve on the Board of Mannatech and I wish you and the company future success.

Regards,

/s/Robert C. Blattberg

Robert C. Blattberg